Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-282559, No. 333-287519, No. 333-291105 and No. 333-295052), Form S-3 (No. 333-261427, No. 333-262594, No. 333-286638, No. 333-290546, No. 333-294152, No. 333-295051 and No. 333-295416) and Form S-8 (No. 333-251458, No. 333-260614, No. 333-277067, No. 333-287691, No. 333-289806, No. 333-291703 and No. 333-294922) of Soluna Holdings, Inc. of our audit report dated May 28, 2026, with respect to the financial statements of Briscoe Wind Farm, LLC for the years ended December 31, 2025 and 2024 included in this Form 8-K/A.

/s/ CohnReznick LLP

Chicago, Illinois

June 17, 2026